** Exhibit 21.1
   LIST OF SUBSIDIARIES OF THE QUIZNO’S CORPORATION

1.    The Quizno’s Operating Company, a Colorado corporation
2.    S&S Company, a Colorado corporation
3.    The Quizno’s Realty Company, a Colorado corporation
4.    The Quizno’s Acquisition Company, a Colorado corporation
5.    The Quizno’s Licensing Company, a Colorado corporation
6.    QUIZ-DIA, Inc., a Colorado corporation
7.    Ciao B Management, Inc. , a Colorado corporation
8.    American Food Distributors, Inc. , a Colorado corporation
9.    The Quizno’s Franchise Company, a Colorado corporation

Each subsidiary does business only under its corporate name.